Exhibit 99.1

Perry Ellis International, Inc. Reports Record Fourth Quarter Fiscal 2007 Results

•	Record Level Fourth Quarter—Revenues Increase 8.3%

•	Fourth Quarter Earnings per Fully Diluted Share—Increase 26.3%

•	Fiscal 2007 EBITDA Margin Improvement to 8.5% of Revenues

•	Confirms Fiscal 2008 Guidance, a 14-16% Increase in Earnings per Fully Diluted Share

MIAMI, March 20, 2007 — Perry Ellis International, Inc. (NASDAQ:PERY) today reported results for the fourth quarter (“fourth quarter of fiscal 2007”) and fiscal year ended January 31, 2007 (“fiscal 2007”).

Fourth quarter of fiscal 2007 total revenues grew to a record level of $231.6 million, an 8.3% increase compared to $213.9 million reported in the fourth quarter of the fiscal year ended January 31, 2006 (“fourth quarter of fiscal 2006”). Fourth quarter of fiscal 2007 revenue increases were balanced across a number of the company’s business units including Perry Ellis, swimwear /action sports, direct retail and international. Fourth quarter of fiscal 2007 EBITDA grew to $25.7 million, a $4.8 million or 23% increase over the same period last year. A table showing the reconciliation of EBITDA to net income is attached. Net income was $10.7 million, a 32% increase compared to $8.1 million reported in the fourth quarter of fiscal 2006, and fourth quarter of fiscal 2007 earnings per share were $0.68 per fully diluted share, a 26% increase from $0.54 per fully diluted share reported in the fourth quarter of fiscal 2006.

Overall fourth quarter of fiscal 2007 results were in line with management’s expectations and included a 356 basis point improvement in gross profit margin and a 131 basis point improvement in EBITDA margin to 11.1% of revenues compared to fourth quarter of fiscal 2006. Gross profit and EBITDA margin improvements were driven by increased revenues in higher margin businesses such as swimwear, direct retail, Perry Ellis and international, as well as the strong retail sell through performance of the company’s men’s wholesale divisions.

George Feldenkreis, chairman and chief executive officer, commented, “We are very proud of our numerous fourth quarter accomplishments, with record revenues, EBITDA, earnings and the purchase and successful re-licensing of Perry Ellis fragrance operations. During the quarter, we also declared and paid a 3-for-2 stock dividend—a strong indication of our confidence in our future growth potential. During fiscal 2007 we have exhibited significant gross profit margin expansion as a result of improved production planning, sourcing and, most importantly, our products’ continued exceptional performance at retail. This led to strong cash flow generation which enabled us to reduce overall debt levels by over $21 million and lower our overall cost of capital with the retirement of high cost $57 million senior secured notes. We are excited about our position in the market today and look forward to strong results in fiscal 2008.”

Fiscal 2007 total revenues were $829.8 million, a 2.3% decline compared to $849.4 million reported in the year ended January 31, 2006 (“fiscal 2006”), reflecting the impact of retail consolidation and elimination of certain private label sportswear programs during the first half of the year. Fiscal 2007 EBITDA grew to a record $70.9 million, a $3.6 million or 5.4% increase over fiscal 2006 levels, and EBITDA margins improved 63 basis points to 8.5% of revenues.

Fiscal 2007 earnings were $22.4 million or $1.45 per fully diluted share compared to $22.7 million or $1.51 per fully diluted share in fiscal 2006. On a proforma basis, which the company believes provides a more meaningful comparison of financial performance, fiscal 2007 earnings were $1.58 per fully diluted share compared to $1.51 per fully diluted share last year, a 4.6% increase. Proforma results exclude the impact of $3.0 million in debt extinguishment costs ($0.13 per fully diluted share) incurred as a result of the March 2006 repayment of the company’s $57 million senior secured notes. A table showing the reconciliation of actual to proforma results is attached.

Additionally, both proforma and reported results include expenses of approximately $0.05 per share related to the adoption of SFAS 123R, requiring the expensing of stock-related compensation. These costs are not reflected in fiscal 2006 results.

Oscar Feldenkreis, president and chief operating officer, remarked, “More than ever, this year was a testament to the power of our brands. The sell throughs of Perry Ellis, the best performing neo-traditional men’s collection at department stores, helped us increase door penetration and floor space; our golf performance products for Grand Slam, PING and PGA TOUR are doing extremely well across all distribution channels; Original Penguin continues its wholesale expansion with concepts such as Black Label; Cubavera is increasingly reaching new demographics beyond Hispanics; and our re-launched Jantzen and recently-added JAG brand are performing extraordinarily well in the department store channel during the current swim season.”

Oscar Feldenkreis concluded: “We believe the feedback from the MAGIC show in February and our results in fiscal 2007, especially our fourth quarter, put us on track for a record year in fiscal 2008. We expect strong growth coming from our Perry Ellis brand, golf and Hispanic lifestyles, swimwear/action sports, international and direct retail operations. We remain poised to continue leveraging the sourcing and planning platforms we have built to deliver efficiencies across all of our businesses. For fiscal 2008, we anticipate revenue growth in the 8-10% range to $900—$910 million and earnings to increase in the range of 14%—16% to $1.81—$1.84 per fully diluted share.”

About Perry Ellis International

Perry Ellis International, Inc. is a leading designer, distributor and licensor of a broad line of high quality men’s and women’s apparel, accessories, and fragrances. The company’s collection of dress and casual shirts, golf sportswear, sweaters, dress and casual pants and shorts, jeans wear, active wear and men’s and women’s swimwear is available through all major levels of retail distribution. The company, through its wholly owned subsidiaries, owns a portfolio of nationally and internationally recognized brands including Perry Ellis(R), Jantzen(R), Cubavera(R), Munsingwear(R), Savane(R), Original Penguin(R), Grand Slam(R), Natural Issue(R), Pro Player(R), the Havanera Co.(R), Axis(R), Tricots St. Raphael(R), Gotcha(R), Girl Star(R) and MCD(R). The company enhances its roster of brands by licensing trademarks from third parties including Dockers(R) for outerwear, Nike(R) and JAG(R) for swimwear, and PING(R) and PGA TOUR(R) for golf apparel. Additional information on the company is available at http://www.pery.com.

Safe Harbor Statement

We caution readers that the forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations rather than historical facts and they are indicated by words or phrases such as “anticipate,” “could,” “may,” “might,” “potential,” “predict,” “should,” “estimate,” “expect,” “project,” “believe,” “plan,” “envision,” “continue,” “intend,” “target,” “contemplate,” or “will” and similar words or phrases or comparable terminology. We have based such forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, many of which are beyond our control. These factors include: general economic conditions, a significant decrease in business from or loss of any of our major customers or programs, anticipated and unanticipated trends and conditions in our industry, including the impact of recent or future retail and wholesale consolidation, the effectiveness of our planned advertising, marketing and promotional campaigns, our ability to contain costs, disruptions in the supply chain, our future capital needs and our ability to obtain financing, our ability to integrate acquired businesses, trademarks, tradenames and licenses, our ability to predict consumer preferences and changes in fashion trends and consumer acceptance of both new designs and newly introduced products, the termination or non-renewal of any material license agreements to which we are a party, changes in the costs of raw materials, labor and advertising, our ability to carry out growth strategies including expansion in international and direct to consumer retail markets, the level of consumer spending for apparel and other merchandise, our ability to compete, exposure to foreign currency risk and interest rate risk, possible disruption in commercial activities due to terrorist activity and armed conflict, and other factors set forth in Perry Ellis International’s filings with the Securities and Exchange Commission. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in Perry Ellis’ filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which are valid only as of the date they were made. We undertake no obligation to update or revise any forward-looking statements to reflect new information or the occurrence of unanticipated events or otherwise.

CONTACT:

Perry Ellis International Investor Relations

Francisco G. Hoffmann, 305-873-1365

SOURCE: Perry Ellis International

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA (UNAUDITED)

(amounts in 000’s, except per share information)

INCOME STATEMENT DATA:

	Three Months Ended January 31,		Year Ended January 31,
	2007	2006	2007	2006
Revenues
Net sales	$225,869	$208,147	$807,616	$827,504
Royalty income	5,714	5,728	22,226	21,910

Total revenues	231,583	213,875	829,842	849,414
Cost of sales	152,540	148,486	554,046	586,900

Gross profit	79,043	65,389	275,796	262,514
Operating expenses
Selling, general and administrative expenses	53,369	44,482	204,883	195,236
Depreciation and amortization	3,258	2,658	11,608	9,557

Total operating expenses	56,627	47,140	216,491	204,793

Operating income	22,416	18,249	59,305	57,721
Costs on early extinguishment of debt	—	—	2,963	—
Interest expense	5,464	5,528	21,114	21,930

Income before minority interest and income taxes	16,952	12,721	35,228	35,791
Minority interest	272	43	508	470
Income tax provision	5,969	4,576	12,311	12,639

Net income	$10,711	$8,102	$22,409	$22,682

Net income per share
Basic	$0.73	$0.56	$1.55	$1.59

Diluted	$0.68	$0.54	$1.45	$1.51

Weighted average number of shares outstanding*
Basic	14,610	14,379	14,504	14,301
Diluted	15,824	15,021	15,455	15,050

*	On November 21, 2006, the Company announced a 3-for-2 stock split effected in the form of a stock dividend payable on December 29, 2006 to stockholders of record as of December 12, 2006. All earnings per share references in this press release have been restated to include the impact of the stock dividend.

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA (UNAUDITED)

(amounts in 000’s)

BALANCE SHEET DATA:

	As of
	January 31, 2007	January 31, 2006
Assets
Current assets:
Cash and cash equivalents	$4,514	$9,412
Accounts receivable, net	157,420	152,529
Inventories, net	139,690	126,413
Other current assets	12,972	16,239

Total current assets	314,596	304,593

Property and equipment, net	71,989	66,592
Intangible assets, net	192,656	183,090
Other assets	13,965	15,739

Total assets	$593,206	$570,014

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$44,295	$51,763
Accrued expenses and other liabilities	31,605	16,441
Accrued interest	5,822	6,743
Unearned revenues	2,883	1,096

Total current liabilities	84,605	76,043

Long term liabilities:
Senior subordinated notes payable	149,079	148,914
Senior secured notes payable	—	56,923
Senior credit facility	61,347	40,391
Real estate mortgage	26,604	12,336
Deferred pension obligation	13,721	13,721
Other liabilities	8,854	452

Total long term liabilities	259,605	272,737

Total liabilities	344,210	348,780

Minority interest	2,362	1,854

Stockholders’ equity

Preferred stock	—	—
Common stock	146	144
Additional paid in capital	94,252	90,036
Retained earnings	151,388	128,979
Accumulated other comprehensive income	848	221

Total stockholders’ equity	246,634	219,380

Total liabilities and stockholders’ equity	$593,206	$570,014

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

RECONCILIATION OF NET INCOME AND GROSS PROFIT TO EBITDA(1)

(UNAUDITED)

(amounts in 000’s)

	Three Months Ended January 31,		Year Ended January 31,
	2007	2006	2007	2006
Net income as reported	$10,711	$8,102	$22,409	$22,682
Plus:
Depreciation and amortization	3,258	2,658	11,608	9,557
Interest expense	5,464	5,528	21,114	21,930
Costs on early extinguishment of debt	—	—	2,963	—
Minority interest	272	43	508	470
Income tax provision	5,969	4,576	12,311	12,639

EBITDA	$25,674	$20,907	$70,913	$67,278

Gross profit	$79,043	$65,389	$275,796	$262,514
Less:
Selling, general and administrative expenses	(53,369)	(44,482)	(204,883)	(195,236)

EBITDA	$25,674	$20,907	$70,913	$67,278

Total revenues	$231,583	$213,875	$829,842	$849,414

EBITDA margin percentage of revenues	11.1%	9.8%	8.5%	7.9%

(1)	EBITDA consists of earnings before interest, costs on early extinguishment of debt, taxes, depreciation, amortization and minority interest. EBITDA is not a measurement of financial performance under accounting principles generally accepted in the United States of America, and does not represent cash flow from operations. EBITDA is presented solely as a supplemental disclosure because management believes that it is a common measure of operating performance in the apparel industry.

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

RECONCILIATION OF DILUTED EARNINGS PER SHARE TO PROFORMA DILUTED EARNINGS PER SHARE (2)

(UNAUDITED)

	Three Months Ended January 31,		Year Ended January 31,
	2006	2005	2006	2005
Diluted earnings per share view	$0.68	$0.54	$1.45	$1.51
Plus:
Effect of debt extinguishment costs, net of tax effect	$—	$—	$0.13	$—

Proforma diluted earnings per share view	$0.68	$0.54	$1.58	$1.51

(2)	Proforma diluted earnings per share for the year ended January 31, 2007, consists of diluted earnings per share excluding the effect of approximately $3.0 million ($1.9 million, net of taxes) for debt extinguishment costs related to the call of our $57 million senior secured notes. Proforma diluted earnings per share is not a measurement of financial performance under accounting principles generally accepted in the United States of America. Accordingly, you should not regard this figure as an alternative to actual diluted earnings per share. Proforma diluted earnings per share is presented solely as a supplemental disclosure, because management believes it is useful to compare the Company’s current results to the prior year results without the one-time charge incurred during Fiscal 2007.

Additionally, proforma diluted earnings per share and diluted earnings per share for the three and twelve months ended January 31, 2007 include expenses of $0.01 and $0.05 per share, respectively related to the adoption of SFAS 123R, which requires the expensing of stock options. Such expense was not recognized in the prior period as SFAS 123R was implemented on February 1, 2006.